Exhibit 99.1

[KINDER MORGAN, INC.]
Larry Pierce Media Relations (713) 369-9407	Irene Twardowski Investor Relations (713) 369-9490

KINDER MORGAN, INC. EPS UP 65% IN 4th QUARTER
AND 75% FOR THE YEAR

          HOUSTON, Jan. 17, 2001 – Kinder Morgan, Inc. (NYSE: KMI) today reported a 65 percent increase in fourth quarter 2000 earnings. Earnings were $50.6 million, or $0.43 per diluted common share, from continuing operations before merger-related costs and gain on the sale of assets. That compares to $28.7 million, or $0.26 per diluted common share, for the fourth quarter of 1999. For calendar year 2000, KMI delivered a 75 percent increase in earnings. Earnings were $146.7 million, or $1.28 per diluted common share, from continuing operations before merger-related costs and gain on the sale of assets. That compares to $58.8 million, or $0.73 per diluted common share, for 1999.

          "KMI had a spectacular 2000, and we expect significant additional growth in 2001 and beyond," said Richard D. Kinder, chairman and CEO of KMI. "We have fully transformed KMI into a growth company by successfully completing the KMI turnaround, which began when we merged with KN Energy in the fall of 1999. Our ‘back-to-basics’ strategy was a huge success, as we increased utilization of existing assets, reduced costs across the board, divested our non-core assets and strengthened our balance sheet." Kinder noted that KMI’s total return to shareholders was nearly 160 percent in 2000 and that the company beat the fourth quarter consensus earnings estimate of $0.41.

          Overall, KMI reported fourth quarter net income of $54.8 million, or $0.46 per diluted common share. That compares to a loss of $231.6 million, or a loss of $2.10 per diluted common share, during the fourth quarter of 1999 when KMI took a $248 million net after-tax charge for the divestiture of non-core assets and merger-related costs, and recorded a gain from the contribution of assets to Kinder Morgan Energy Partners, L.P. (NYSE: KMP). In 2000, KMI produced $152.0 million in net income, or $1.32 per diluted common share, compared to a loss of $239.7 million, or a loss of $2.99 per diluted common share, the previous year.

          The KMI board of directors declared a common stock dividend of $0.05 per share payable on Feb. 14, 2001 to shareholders of record as of Jan. 31, 2001.

          Taking a look at business segments, KMI benefited significantly from its ownership of the general partner of KMP, the largest pipeline master limited partnership in the United States. KMI will receive $44.5 million in total cash distributions from KMP for the fourth quarter of 2000, up 180 percent from $15.9 million during the same period last year. For the year 2000, KMI will receive $150 million in total cash distributions from KMP. A full year comparison is not relevant because KMI did not own the general partner of KMP until the merger with KN Energy became final in October of 1999. "As KMP’s cash flow grows, KMI’s general partner share of that cash flow grows dramatically," Kinder explained. "KMI’s cash flow from KMP nearly tripled this quarter due to internal growth in KMP’s pipeline segments and the strong performance of recent KMP acquisitions." After the effects of equity accounting and amortization, KMP contributed $34.7 million of pre-tax earnings to KMI in the fourth quarter and $112.6 million of pre-tax earnings in 2000.

          Natural Gas Pipeline Company of America (NGPL), a wholly owned subsidiary of KMI, had segment earnings of $89.4 million in the fourth quarter, a 9 percent increase over the same period a year ago, and $342.9 million in 2000, about 12 percent higher than in 1999. Kinder noted that NGPL has sold out its capacity through the winter season. "Due to the high percentage of revenues that NGPL derives from demand charges, we expect consistent results in the first quarter of 2001."

          Retail operations produced superb results, recording segment earnings of $18.7 million in the fourth quarter, 248 percent higher than in the fourth quarter of 1999, and segment earnings of $49.7 million for 2000, compared to $20.1 million the previous year. Volumes increased by 31 percent in the fourth quarter and 28 percent for the year. "Although Retail’s performance did benefit from record cold weather in our service territories, it’s important to note that operating income would have been even higher except for hedges that we established to reduce weather-related volatility in this business segment," Kinder said. "We intend to continue our weather hedging program, as we are willing to give up some of the upside to produce consistent results."

          Kinder Morgan Texas Pipeline (KMTP) also delivered outstanding results, reporting segment earnings of $10.9 million in the fourth quarter, 193 percent higher than in the fourth quarter of 1999, and segment earnings of $29.3 million for 2000, compared to $16.6 million the previous year. Volumes increased by 27 percent in the fourth quarter and 14 percent for the year, as KMTP benefited from new transportation contracts and higher margins. KMTP was the primary business included in the recent asset contribution from KMI to KMP, which became effective at year-end. Kinder noted that KMI, through its general partner interest in KMP, will continue to share in KMTP’s future performance.

          Power and other operations recorded fourth quarter segment earnings of $10.5 million, compared to $11.6 million in the same period a year ago. In 2000, power and other operations had segment earnings of $35.0 million, compared to segment earnings of $32.2 million last year. The power team – which began construction in 2000 on two gas-fired power plants in Arkansas and Michigan – realized an increase in earnings. However, this increase was offset by declines in other businesses in this segment, principally related to internal telecom operations, which previously had been operated as a profit center.

          The following were among KMI’s accomplishments during the fourth quarter.

*

KMI contributed $300 million in assets to KMP, which enabled KMI to reduce its debt by approximately $150 million and also resulted in KMI receiving approximately 3.3 million newly issued KMP partnership units. The transaction is expected to be modestly accretive to KMI’s earnings per share in 2001.

*

NGPL announced plans to extend its system into the metropolitan east area of St. Louis anchored by a contract with Dynegy Marketing and Trade. The $35 million pipeline project will have transportation capacity of 300,000 decatherms of natural gas per day and is expected to be completed in June of 2002.

*

KMTP and Calpine Corporation entered into a long-term, natural gas transportation and storage agreement, making KMTP the primary natural gas transporter for Calpine in the Texas Gulf Coast and Ship Channel markets. Calpine will have access to up to 375,000 MMBtu of firm natural gas transportation service per day from KMTP for a period of 10 years, effective Jan. 1, 2001.

          "Looking ahead, 2001 is off to a good start," Kinder said. "KMI anticipates earnings per share growth in the 30 to 40 percent range ($1.66 to $1.79 earnings per share). Due to the transfer and sale of seasonal businesses, we expect less seasonality in KMI’s 2001 earnings per share and should realize approximately 25 percent of the annual total in the first quarter of 2001 ($0.42-$0.45)."

           In 2001 KMI intends to continue its proven strategy to:

*	Focus on stable, fee-based assets that are core to the energy infrastructure of growing markets
*	Increase utilization of existing assets while controlling costs
*	Leverage economies of scale from incremental acquisitions
*	Maximize the benefit of the unique financial structure that exists through KMI’s general partner interest in KMP

          Kinder Morgan, Inc. is one of the largest midstream energy companies in America, operating more than 30,000 miles of natural gas and products pipelines. It also has significant retail distribution, electric generation and terminal assets. Kinder Morgan, Inc., through its general partner interest, operates Kinder Morgan Energy Partners, L.P., America’s largest pipeline master limited partnership. Combined, the two companies have an enterprise value of more than $14 billion.

          This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Form 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

KINDER MORGAN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2000	1999	2000	1999
Operating Revenues:
Natural Gas Sales	$ 744,904	$ 266,681	$1,999,648	$1,004,097
Natural Gas Transportation and Storage	153,228	192,245	596,774	745,179
Other	33,571	26,509	117,315	87,092
Total Operating Revenues	931,703	485,435	2,713,737	1,836,368

Operating Costs and Expenses:
Gas Purchases and Other Costs of Sales	723,087	277,257	1,960,083	1,050,250
Operations and Maintenance	43,723	57,466	164,286	184,888
General and Administrative	15,224	13,188	58,087	85,591
Depreciation and Amortization	27,300	28,265	108,165	147,933
Taxes, Other Than Income Taxes	7,047	8,808	27,973	34,561
Merger-related Costs	-	26,481	-	37,443
Total Operating Costs and Expenses	816,381	411,465	2,318,594	1,540,666

Operating Income	115,322	73,970	395,143	295,702

Other Income and (Deductions):
Kinder Morgan Energy Partners:
Equity in Earnings	41,626	15,733	140,913	15,733
Amortization of Excess Investment	(6,951)	(7,335)	(28,317)	(7,335)
Equity in Earnings of Other Equity Investments	(3,835)	3,564	(6,586)	24,651
Interest Expense, Net	(57,724)	(64,717)	(243,155)	(251,920)
Minority Interests	(6,062)	(6,132)	(24,121)	(24,845)
Other, Net	60,927	160,612	72,565	194,405
Total Other Income and (Deductions)	27,981	101,725	(88,701)	(49,311)

Income from Continuing Operations
Before Income Taxes	143,303	175,695	306,442	246,391
Income Taxes	56,734	62,630	122,727	90,733
Income from Continuing Operations	86,569	113,065	183,715	155,658

Discontinued Operations, Net of Tax:
Loss from Discontinued Operations	-	(11,732)	-	(50,941)
Loss on Disposal of Discontinued Operations	(31,734)	(332,899)	(31,734)	(344,378)
Total Loss From Discontinued Operations	(31,734)	(344,631)	(31,734)	(395,319)

Net Income (Loss)	54,835	(231,566)	151,981	(239,661)
Less-Preferred Dividends	-	-	-	129
Less-Premium Paid on Preferred Stock Redemption	-	-	-	350
Earnings (Loss) Available for Common Stock	$ 54,835	$ (231,566)	151,981	$ (240,140)
	==========	==========	==========	==========

Basic Earnings (Loss) Per Common Share:
Continuing Operations	$ 0.76	$ 1.03	$ 1.61	$ 1.93
Loss from Discontinued Operations	-	(0.11)	-	(0.63)
Loss on Disposal of Discontinued Operations	(0.28)	(3.02)	(0.28)	(4.29)
Total Basic Earnings (Loss) Per Common Share	$ 0.48	$ (2.10)	$ 1.33	$ (2.99)
	==========	==========	==========	==========

Number of Shares Used in Computing Basic
Earnings Per Common Share (Thousands)	114,535	110,047	114,063	80,284
	==========	==========	==========	==========

Diluted Earnings (Loss) Per Common Share:
Continuing Operations	$ 0.73	$ 1.03	$ 1.60	$ 1.93
Loss from Discontinued Operations	-	(0.11)	-	(0.63)
Loss on Disposal of Discontinued Operations	(0.27)	(3.02)	(0.28)	(4.29)
Total Diluted Earnings (Loss) Per Common Share	$ 0.46	$ (2.10)	$ 1.32	$ (2.99)
	==========	==========	==========	==========

Number of Shares Used in Computing Diluted
Earnings Per Common Share (Thousands)	118,594	110,105	115,030	80,358
	==========	==========	==========	==========

Dividends Per Common Share	$ 0.05	$ 0.05	$ 0.20	$ 0.65
	==========	==========	==========	==========

KINDER MORGAN, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2000	1999	2000	1999
Kinder Morgan Energy Partners:
Equity in Earnings(1)	$ 41,626	$ 15,733	$ 140,913	$ 15,733
Amortization of Excess Investment	(6,951)	(7,335)	(28,317)	(7,335)
Segment Earnings(2):
NGPL	89,386	81,979	342,887	306,507
KMIGT(3)	-	12,639	-	53,924
Retail	18,739	5,390	49,732	20,104
KMTP(4)	10,934	3,728	29,318	16,554
Power and Other	10,508	11,639	34,962	32,158
	164,242	123,773	569,495	437,645
General and Administrative Expenses	(15,224)	(13,188)	(58,087)	(85,591)
Merger-related and Severance Costs	-	(26,481)	-	(37,443)
Interest Expense	(57,724)	(64,717)	(243,155)	(251,920)
Gain on Sale of Assets	59,524	158,836	61,684	189,778
Other, Net	(7,515)	(2,528)	(23,495)	(6,078)
Income from Continuing Operations
Before Income Taxes	143,303	175,695	306,442	246,391
Income Taxes	56,734	62,630	122,727	90,733

Income from Continuing Operations	86,569	113,065	183,715	155,658
Gain on Sale of Assets - net of tax	(35,959)	(100,861)	(36,980)	(120,137)
Merger-related and Severance Costs - net of tax	-	16,498	-	23,327

Income from Continuing Operations Before
Merger-related and Severance Costs
and Gain on Sale of Assets	50,610	28,702	146,735	58,848

Loss from Discontinued Operations	(31,734)	(344,631)	(31,734)	(395,319)
Gain on Sale of Assets - net of tax	35,959	100,861	36,980	120,137
Merger-related and Severance Costs - net of tax	-	(16,498)	-	(23,327)
	4,225	(260,268)	5,246	(298,509)

Net Income (Loss)	$ 54,835	$(231,566)	$ 151,981	$(239,661)
	=========	=========	=========	=========

Diluted Earnings Per Common Share
Income from Continuing Operations Before
Merger-related and Severance Costs
and Gain on Sale of Assets	$ 0.43	$ 0.26	$ 1.28	$ 0.73

Loss from Discontinued Operations	(0.27)	(3.13)	(0.28)	(4.92)
Gain on Sale of Assets	0.30	0.92	0.32	1.49
Merger-related and Severance Costs	-	(0.15)	-	(0.29)
Net Income (Loss)	$ 0.46	$ (2.10)	$ 1.32	$ (2.99)
	=========	=========	=========	=========

Volume Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2000	1999	2000	1999
Systems Throughput (Trillion Btus):
NGPL(5)	387.1	395.9	1,459.3	1,449.9
Retail	23.3	17.8	72.6	56.6
KMTP	163.9	129.0	654.4	575.3

(1) Actual cash distribution to KMI from Kinder Morgan Energy Partners (NYSE: KMP) for the three months and twelve months ended December 31, 2000, respectively is $44.5 million and $149.9 million, as compared to $15.9 million for the corresponding periods ended December 31, 1999. The acquisition of the KMP interest was effective October 1, 1999.

(2) Operating Income before merger-related, severance and corporate costs, and for Power, includes earnings from equity method investments.

(3) Kinder Morgan Interstate Gas Transmission LLC (KMIGT) was sold to KMP effective December 31, 1999.

(4) Kinder Morgan Texas Pipeline, Inc. (KMTP) was sold to KMP effective December 31, 2000.

(5) Excludes transport for KMTP.